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                                                                    Exhibit 99.3

                    CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN

     We hereby consent to the use of our opinion letter dated January 29, 2002 to the Jaycor, Inc. Employee Stock Ownership Plan (the "Jaycor ESOP") attached as Annex B to The Titan Corporation's prospectus/proxy statement on From S-4 (the "Prospectus") and to the references to our firm in the Prospectus under the headings "Background of the Merger," "Opinion of Financial Advisor to the Jaycor ESOP," "Jaycor's Reasons for the Merger; Recommendation of the Jaycor Board of Directors," and "Annex B: Opinion of Houlihan Lokey Howard & Zukin."


                      /s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

                          Houlihan Lokey Howard & Zukin Financial Advisors, Inc.